Exhibit 99.1

Synthetech Announces New Director of Manufacturing

Albany, Oregon, September 30, 2008—Synthetech, Inc. (OTC: NZYM.OB) announced today the appointment of Dr. Frederic Farkas as Director of Manufacturing effective on October 1, 2008.  Since May 2008, Dr. Farkas has provided consulting services to Synthetech.  Dr. Farkas has over 13 years' experience with amino acid derivatives, peptides and API manufacturing from previous positions in manufacturing and supply chain management at Bachem Corporation, Novartis AG and Senn Chemicals Company, where he most recently served as Director of Manufacturing. Dr. Farkas earned a Bachelor of Science degree in Chemistry and a Doctor of Philosophy, Organic Chemistry, both from University Basel in Switzerland.

“We are very pleased to have Frederic join Synthetech and contribute his production skills and knowledge,” stated Dr. Gregory R. Hahn, President and CEO.  “Frederic brings extensive manufacturing management experience from both the pharmaceutical and fine chemical industries.”

“I am pleased with the opportunity to improve production performance and continue the turnaround efforts at Synthetech,” said Dr. Farkas. “Synthetech has developed an excellent reputation in unnatural amino acids, peptide chemistry and multi-step chiral organic synthesis. I am eager to build on Synthetech’s strengths and look forward to meeting the challenge of improving manufacturing efficiencies and costs.  I also look forward to working with the Synthetech team to meet both the short- and long-term challenges at Synthetech.”

About Synthetech
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry. Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases.

MORE INFORMATION: Web site: www.synthetech.com
E-mail: investor@synthetech.com
CONTACT: Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575